                                                                      EXHIBIT 4a




                              AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                                   MESA INC.



                                  ARTICLE ONE

                 MESA Inc., a Texas corporation (the "Company"), pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, hereby adopts these Amended and Restated Articles of Incorporation, that accurately copy the Amended and Restated Articles of Incorporation of the Company in effect on the date hereof, and as further amended by these Amended and Restated Articles of Incorporation as hereinafter set forth and which contain no other change in any provisions thereof.

                                  ARTICLE TWO

                 The Amended and Restated Articles of Incorporation of the Company are amended by these Amended and Restated Articles of Incorporation as follows:

                 The amendments made by these Amended and Restated Articles of Incorporation (the "Amendments") alter or change Article IV of the Amended and Restated Articles of Incorporation and the full text of each provision altered or added is as set forth in Exhibit A attached hereto. The Amendments effect a one-for-five reverse stock split of the authorized shares of Common Stock, reducing such number from 500,000,000 to 100,000,000, but do not increase the par value of the Common Stock, which remains at $.01 per share.

                                 ARTICLE THREE

                 The Amendments have been effected in conformity with the provisions of the Texas Business Corporation Act and such Amended and Restated Articles of Incorporation were duly adopted by the sole shareholder of the Company on December 12, 1991.

                                  ARTICLE FOUR

                 On that date there were 1,000 shares of Common Stock outstanding, all of which were entitled to vote on the Amendments. All 1,000 shares of Common Stock were voted in favor of the Amendments.

                                  ARTICLE FIVE

                 The Amended and Restated Articles of Incorporation of the Company filed with the Secretary of State of the State of Texas on October 10, 1991 are hereby superceded by the Amended and Restated Articles of Incorporation attached hereto as Exhibit A, which accurately copy the entire text thereof as amended hereby.

                 EXECUTED AND EFFECTIVE this 31st day of December, 1991.

                                        MESA INC.



                                        By: /s/ T. BOONE PICKENS, JR.
                                           ------------------------------------
                                           Name:  T. Boone Pickens, Jr.
                                                -------------------------------
                                           Title: Chairman of the Board and
                                                  Chief Executive Officer
                                                 ------------------------------

                                                                  EXHIBIT A


                              AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                                   MESA INC.


                                   ARTICLE I

                 The name of the corporation is MESA Inc.

                                   ARTICLE II

                 The period of the corporation's duration is perpetual.

                                  ARTICLE III

                 The purpose or purposes for which the corporation is organized is the transaction of all lawful business for which corporations may be organized under the Texas Business Corporation Act.

                                   ARTICLE IV

                 The aggregate number of shares that the corporation shall have the authority to issue is 110,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share.

                 The descriptions of the different classes of capital stock of the corporation and the preferences, designations, relative rights, privileges and powers, and the restrictions, limitations and qualifications thereof, of said classes of stock are as follows:

                          Division A - Preferred Stock

                 The shares of Preferred Stock may be divided into and issued in one or more series, the relative rights and preferences of which series may vary in any and all respects. The board of directors of the corporation is hereby vested with the authority to establish series of Preferred Stock by fixing and determining all the preferences, limitations and relative rights of the shares of any series so established, to the extent not provided for in these articles of incorporation or any amendment hereto, and with the authority to increase or decrease the number of shares within each such series; provided, however, that the board of directors may not decrease the number of shares within a series below the number of shares within such series that is then issued. The authority of the board of directors with respect to each such series shall include, but not be limited to, determination of the following:

                 (1) the distinctive designation and number of shares of that series;

                 (2) the rate of dividend (or the method of calculation thereof) payable with respect to shares of that series, the dates, terms and other conditions upon which such dividends shall be payable, and the relative rights of priority of such dividends to dividends payable on any other class or series of capital stock of the corporation;

                 (3) the nature of the dividend payable with respect to shares of that series as cumulative, noncumulative or partially cumulative, and if cumulative or partially cumulative, from which date or dates and under what circumstances.

                 (4) whether shares of that series shall be subject to redemption, and, if made subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption (including the manner of selecting shares of that series for redemption if fewer than all shares of such series are to be redeemed);

                 (5) the rights of the holders of shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation (which rights may be different if such action is voluntary than if it is involuntary), including the relative rights of priority in such event as to the rights of the holders of any other class or series of capital stock of the corporation;

                 (6) the terms, amounts and other conditions of any sinking or similar purchase or other fund provided for the purchase or redemption of shares of that series;

                 (7) whether shares of that series shall be convertible into or exchangeable for shares of capital stock or other securities of the corporation or of any other corporation or entity, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

                 (8) the extent, if any, to which the holders of shares of that series shall be entitled (in addition to any voting rights provided by law) to vote as a class or otherwise with respect to the election of directors or otherwise;

                 (9) the restrictions and conditions, if any, upon the issue or reissue of any additional Preferred Stock ranking on a parity with or prior to shares of that series as to dividends or upon liquidation, dissolution or winding up;

                 (10) any other repurchase obligations of the corporation, subject to any limitations of applicable law; and

                 (11) notwithstanding their failure to be included in (1) through (10) above, any other designations, preferences, limitations or relative rights of shares of that series.

Any of the designations, preferences, limitations or relative rights (including the voting rights) of any series of Preferred Stock may be dependent on facts ascertainable outside these articles of incorporation.

                 Shares of any series of Preferred Stock shall have no voting rights except as required by law or as provided in the preferences, limitations and relative rights of such series.

                           Division B - Common Stock

                 1. Dividends. Dividends may be paid on the Common Stock out of any assets of the corporation available for such dividends subject to the rights of all outstanding shares of capital stock ranking senior to the Common Stock in respect of dividends.

                 2. Distribution of Assets. In the event of any liquidation, dissolution or winding up of the corporation, after there shall have been paid to or set aside for the holders of capital stock ranking senior to the Common Stock in respect of rights upon liquidation, dissolution or winding up the full preferential amounts to which they are respectively entitled, the holders of the Common Stock shall be entitled to receive, pro rata, all of the remaining assets of the corporation available for distribution to its shareholders.

                 3. Voting Rights. The holders of the Common Stock shall be entitled to one vote per share for all purposes upon which such holders are entitled to vote, except for the election of directors, which is subject to cumulative voting.

                              Division C - General

                 1. No Preemptive Rights. No shareholder of the corporation shall by reason of his holding shares of any class have any preemptive or preferential right to acquire or subscribe for any additional, unissued or treasury shares of any class of the corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying any right, option or warrant to subscribe to or acquire shares of any class now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividends or voting or other rights of such shareholder, and the board of directors may issue or authorize the issuance of shares of any class, or any notes, debentures, bonds or other securities convertible into or carrying rights, options or warrants to subscribe to or acquire shares of any class, without offering any such shares of any class, either in whole or in part, to the existing shareholders of any class.

                 2. Share Dividends. Subject to any restrictions in favor of any series of Preferred Stock provided in the relative rights and preferences of such series, the corporation may pay a share dividend in shares of any class or series of capital stock of the corporation to the holders of shares of any class or series of capital stock of the corporation.

                                   ARTICLE V

                 The corporation will not commence business until it has received for the issuance of its shares consideration of the value of $1,000, consisting of money, labor done or property actually received.

                                   ARTICLE VI

                 The street address of the corporation's initial registered office is 350 N. St. Paul, Dallas, Texas 75201 and the name of its initial registered agent at such address is C T Corporation System.

                                  ARTICLE VII

                 No action required to be taken or which may be taken at any annual or special meeting of shareholders of the corporation may be taken without a meeting, and the power of shareholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

                                  ARTICLE VIII

                 Special meetings of shareholders may be called by the corporation's chief executive officer or the board of directors. Subject to the provisions of the corporation's bylaws governing special meetings, holders of not less than twenty percent of the outstanding shares of stock entitled to vote at the proposed special meeting may also call a special meeting of shareholders by furnishing the corporation a written request which states the purpose or purposes of the proposed meeting in the manner set forth in the bylaws.

                                   ARTICLE IX

                 The number of directors of the corporation shall be fixed by, or in the manner provided in, the bylaws. The number of directors constituting the initial board of directors is one, and the name and address of the person who is to serve as director until the first annual meeting of the shareholders or until such director's successor is elected and qualified is:

                 Name                            Address
                 ----                            -------
         T. Boone Pickens                        2600 Trammell Crow Center
                                                 2001 Ross Avenue
                                                 Dallas, Texas  75201

                 The election and removal of directors is subject to cumulative voting as provided in the Texas Business Corporation Act and the provisions of the corporation's bylaws.

                                   ARTICLE X

                 A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this article does not eliminate or limit the liability of a director for: (1) a breach of a director's duty of loyalty to the corporation or its shareholders; (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (4) an act or omission for which the liability of a director is expressly provided for by statute.

                 If the Texas Miscellaneous Corporation Laws Act or the Texas Business Corporation Act ("TBCA") is amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by such statutes, as so amended. Any repeal or modification of this article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                   ARTICLE XI

                 The vote of shareholders required for approval of (1) any plan of merger, consolidation, or exchange for which the TBCA requires a shareholder vote, (2) any disposition of assets for which the TBCA requires a shareholder vote, (3) any dissolution of the corporation for which the TBCA requires a shareholder vote, and (4) any amendment of the Articles of Incorporation of the corporation for which the TBCA requires a shareholder vote, shall be (in lieu of any greater vote required by the TBCA and together with any additional vote required by Article XII) the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, unless any class or series of shares is entitled to vote as a class thereon, in which event the vote required shall be the affirmative vote of the holders of a majority of the outstanding shares within each class or series of shares entitled to vote thereon as a class and at least a majority of the outstanding shares otherwise entitled to vote thereon.

                                  ARTICLE XII

                 (a) In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in paragraph (b) of this Article XII:

                          (i) any merger, consolidation or share exchange of the corporation or any subsidiary of the corporation with (A) any Related Person or (B) any other Person (whether or not itself a Related Person) which is, or after such merger, consolidation or share exchange would be, an Affiliate of a Related Person; or

                          (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition by the corporation or any subsidiary to any Related Person or any Affiliate of any Related Person, or by any Related Person or any Affiliate of any Related Person to the corporation or any subsidiary, of any assets or properties having an aggregate Fair Market Value of $10,000,000 or more; or

                          (iii) any issuance or transfer by the corporation or any subsidiary of the corporation of any securities of the corporation or any subsidiary of the corporation to any Related Person or any Affiliate of any Related Person (except (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the corporation or any subsidiary which securities were acquired by the Related Person prior to becoming a Related Person, or (B) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the corporation or subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the corporation subsequent to the time the Related Person became such, and provided in the case of this clause (B) that there is not any increase of more than 1% in the Related Person's proportionate share of the stock of any class or series of the corporation or of the Voting Stock of the corporation); or

                          (iv)    any dissolution of the corporation
         voluntarily caused or proposed by or on behalf of a Related Person or any Affiliate of any Related Person; or

                          (v) any reclassification of securities (including any reverse stock split) or recapitalization of the corporation, or any merger, consolidation or share exchange of the corporation with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving a Related Person) which has the effect, either directly or indirectly, of increasing by more than 1% the proportionate share of the outstanding stock of any class or series, the securities convertible into stock of any class or series, or all the outstanding Voting Stock of the corporation or any subsidiary of the corporation which is directly or indirectly owned by any Related Person or any Affiliate of any Related Person; or

                          (vi) any series or combination of transactions having, directly or indirectly, the same effect as any of the foregoing; or

                          (vii) any agreement, contract or other arrangement providing, directly or indirectly, for any of the foregoing shall require the affirmative vote of the holders of not less than 80% of the then outstanding Voting Stock held by shareholders voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, elsewhere in these Articles of Incorporation or in any agreement with any national securities exchange or otherwise.

                 (b) The provisions of paragraph (a) shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following subparagraphs (i) and (ii) are met:

                          (i) the cash, property, securities or other consideration to be received per share by holders of each and every outstanding class or series of shares of the corporation in the Business Combination is, with respect to each such class or series, either (A) the same in form and amount per share as that paid by the Related Person in a tender offer in which such Related Person acquired at least 50% of the outstanding stock of such class or series and which was consummated not more than one year prior to the date of such Business Combination or (B) not less in amount (as to cash) or Fair Market Value as of the date of the determination of the Highest Per Share Price (as to property, securities or other consideration) than the Highest Per Share Price applicable to such class or series of shares; provided that in the event of any Business Combination in which the corporation survives, any shares retained by the holders thereof shall constitute consideration other than cash for purposes of this subparagraph (i); or

                          (ii) a majority of the Continuing Directors shall have expressly approved such Business Combination either in advance of or subsequent to such Related Person's having become a Related Person.

                 In the case of any Business Combination with a Related Person to which subparagraph (i) above applies, a majority of the Continuing Directors shall promptly following the request of a Related Person determine the Highest Per Share Price for each class or series of stock of the corporation. Such determination shall be announced prior to the meeting at which holders of shares vote on the Business Combination. Such determination shall be final, unless the Related Person becomes the Beneficial Owner of additional shares after the date of the earlier determination, in which case the Continuing Directors will make a new determination as to the Highest Per Share Price for each class or series of shares prior to the consummation of the Business Combination.

                 A Related Person shall be deemed to have acquired a share at the time that such Related Person became the Beneficial Owner thereof. With respect to shares owned by Affiliates, Associates and other Persons whose ownership is attributable to a Related Person, if the price paid by such Related Person for such shares is not determinable by a majority of the Continuing Directors, the price so paid shall be deemed to be the higher of (i) the price paid upon the acquisition thereof by the Affiliate, Associate or other Person or (ii) the Share Price of the shares in question at the time when the Related Person became the Beneficial Owner thereof.

                 (c)      For purposes of this Article XII:

                          (i) The term "Affiliate," used to indicate a relationship to a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

                          (ii) The term "Associate," used to indicate a relationship with a specified Person, shall mean (A) any corporation, partnership or other organization (other than the corporation or any wholly owned subsidiary of the corporation) of which such specified Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities; (B) any trust or other estate in which such specified

         Person has a beneficial interest of 10% or more or as to which such specified Person serves as trustee or in a similar fiduciary capacity;
         (C) any Person who is a director or officer of such specified Person or any of its parents or subsidiaries (other than the corporation or any wholly owned subsidiary of the corporation); and (D) any relative or spouse of such specified Person or of any of its Associates, or any relative of any such spouse, who has the same home as such specified Person or such Associate.

                          (iii) A Person shall be a "Beneficial Owner" of any stock (A) which such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or (B) which such Person or any of its Affiliates or Associates has, directly or indirectly, (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or (C) which is beneficially owned, directly or indirectly, by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any stock; or
         (D) of which such Person would be the Beneficial Owner pursuant to the terms of Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), as in effect on September 1, 1991; notwithstanding the foregoing, no person shall be deemed to be, or to have been, a Beneficial Owner of any stock of the corporation owned by Mesa Limited Partnership, a Delaware limited partnership ("MLP"), prior to its distribution of such stock to its unitholders. Stock shall be deemed "Beneficially Owned" by the Beneficial Owner or Owners thereof.

                          (iv) The term "Business Combination" shall mean any transaction which is referred to in any one or more of clauses (i) through (vii) of paragraph (a) of this Article XII.

                          (v) The term "Continuing Director" shall mean, with respect to a Business Combination with a Related Person, any director of the corporation who is unaffiliated with the Related Person and was a director prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended or nominated to succeed a Continuing Director by a majority of the Continuing Directors. Without limiting the generality of the foregoing, a director shall be deemed to be affiliated with a Related Person if such director (A) is an officer, director, employee or general partner of such Related Person; (B) is an Affiliate or Associate of such Related Person; (C) is a relative or spouse of such Related Person or of any such officer, director, general partner, Affiliate or Associate; (D) performs services, or is a member, employee, stockholder or unitholder of any organization which performs services, for such Related Person or any Affiliate of such Related Person, or is a relative or spouse of any such Person (other than the corporation and its subsidiaries); or (E) was nominated for election as a director by such Related Person.

                          (vi) The term "Fair Market Value" shall mean, in the case of securities, the average of the closing sale prices during the 30-day period immediately preceding the date in question of such security on the principal United States securities exchange registered under the Exchange Act on which such security is listed (or the composite tape therefor) or, if such securities are not listed on any such exchange, the average of the closing bid quotations with respect to such security during the 30-day period preceding the date in question on the NASDAQ national market system or any similar system then in use or, if no such quotations are available, the fair market value on the date in question of such security as determined in good faith by a majority of the Continuing Directors; and in the case of property other than cash or securities, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

                          (vii)   The term "Highest Per Share Price" shall mean
         (A) as to any class or series of stock of which the Related Person Beneficially Owns 10% or more of the outstanding shares, the highest price that can be determined to have been paid for any share or shares of that class or series by such Related Person in a transaction that either (1) resulted in such Related Person Beneficially Owning 10% or more thereof or (2) was effected at time when such Related Person Beneficially Owned more than 10% thereof, (B) as to any class or series of stock of which the Related Person Beneficially Owns shares, but not more than 10% of the outstanding shares, the highest price that can be determined to have been paid at any time by such Related Person for any share or shares of that class or series that are then Beneficially Owned by such Related Person or (C) as to any other class or series of stock, the amount determined by a majority of the Continuing Directors, on whatever basis they believe is appropriate, to be the per share price equivalent of the highest price that can be determined to have been paid at any time by the Related Person for any other class or series of stock. In determining the Highest Per Share Price, all purchases by the Related Person shall be taken into account regardless of whether the shares were purchased before or after the Related Person became a Related Person and the Highest Per Share Price will be appropriately adjusted to take into account (W) distributions paid or payable in stock, (X) subdivisions of outstanding stock, (Y) combinations of shares of stock into a smaller number of shares and
         (Z) similar events.  Additionally, for purposes of this subparagraph
         (vii), the price of any stock received by a shareholder as a distribution from MLP in respect of MLP units shall be the price paid for such MLP units as appropriately adjusted to account for the number of shares received for each unit in connection with the dissolution of MLP.

                          (viii) The term "Person" shall mean any individual, corporation, association, partnership, joint venture, trust, estate or other entity or organization.

                          (ix) The term "Related Person" shall mean any Person (other than the corporation or any subsidiary and other than any profit-sharing, employee ownership or other employee benefit plan of the corporation or any subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which (A) is the Beneficial Owner of more than 20% of the aggregate voting power of all outstanding stock of the corporation; or (B) is an Affiliate of the corporation and at any time within the two- year period immediately prior to the date in question was the Beneficial Owner of more than 20% of the aggregate voting power of all outstanding stock of the corporation; or (C) is an assignee of or has otherwise succeeded to any shares of stock of the corporation which were at any time within the two-year period immediately prior to the date in question Beneficially Owned by any Related Person, if such assignment or succession shall have occurred in the course of a privately negotiated transaction rather than an open market transaction. For the purposes of determining whether a Person is a Related Person, the number of shares of any class or series deemed to outstanding shall include shares of such class or series of which the Person is deemed the Beneficial Owner, but shall not include any other shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, otherwise.

                          (x) The term "Voting Stock" shall mean all outstanding shares of capital stock the corporation entitled to vote generally in the election of directors, considered for the purpose of this Article XII as one class. If the corporation has shares of Voting Stock entitled to more or less than one vote for any such share, each reference in this Article XII to a proportion or percentage in voting power of Voting Stock shall be calculated by reference to the portion or percentage of votes entitled to be cast by the holders of such shares.

                 (d) Nothing contained in this Article XII shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

                 (e) Notwithstanding any other provision of this Articles of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law), the affirmative vote of the holders of not less than 80% of the then outstanding Voting Stock held by shareholders, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article XII.

                      STATEMENT OF RESOLUTION ESTABLISHING
                                SERIES OF SHARES

                                   designated

                 SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

                                       of

                                   MESA INC.

                        Pursuant to Article 2.13D of the
                         Texas Business Corporation Act

                 Pursuant to the provisions of Article 2.13D of the Texas Business Corporation Act, the undersigned corporation submits the following statement for the purpose of establishing and designating a series of shares of its Preference Stock, without par value, designated "Series A Preference Stock" and fixing and determining the relative rights and preferences thereof:

                 1.       The name of the corporation is MESA INC. (the
"Corporation").

                 2. The following resolution, establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof, was duly adopted by all necessary action on the part of the Corporation, consisting of due adoption by the Board of Directors of the Corporation at a meeting duly held on July 6, 1995:

                 RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Amended and Restated Articles of Incorporation, a series of Preferred Stock, par value $.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the preferences, limitations and relative rights, including voting rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

                 SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

1. Designation and Amount. There shall be a series of Preferred Stock that shall be designated as "Series A Junior Participating Preferred Stock," and the number of shares constituting such series shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Junior Participating Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

                 2.       Dividends and Distributions.

                 (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series A Junior Participating Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, and the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $.01 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. The "Adjustment Number" shall initially be 100. In the event the Corporation shall at any time after July 6, 1995 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                 (B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                 (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

                 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

                 (A) Each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Number on all matters submitted to a vote of the stockholders of the Corporation.

                 (B) Except as otherwise provided herein, in the Amended and Restated Articles of Incorporation or by law, the holders of shares of Series A Junior Participating Preferred Stock, the holders of shares of any other class or series entitled to vote with the Common Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                 (C)(i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") that shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, (1) the number of Directors shall be increased by two, effective as of the time of election of such Directors as herein provided, and (2) the holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) upon which these or like voting rights have been conferred and are exercisable (the "Voting Preferred Stock") with dividends in arrears in an amount equal to six quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect such two Directors.

                 (ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that such voting right shall not be exercised unless the holders of at least one-third in number of the shares of Voting Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Voting Preferred Stock of such voting right. At any meeting at which the holders of Voting Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two Directors or, if such right is exercised at an annual meeting, to elect two Directors. If the number that may be so elected at any special meeting does not amount to the required number, the holders of the Voting Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Voting Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Voting Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

                 (iii) Unless the holders of Voting Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent of the total number of shares of Voting Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Voting Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board, the President, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Voting Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Voting Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or, in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent of the total number of shares of Voting Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.

                 (iv) In any default period, after the holders of Voting Preferred Stock shall have exercised their right to elect Directors voting as a class, (x) the Directors so elected by the holders of Voting Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3) be filled by vote of majority of the remaining Directors theretofore elected by the holders of the class or classes of stock which elected the Director whose office shall have become vacant. References in this paragraph
(C) to Directors elected by the holders of a particular class or classes of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

                 (v)      Immediately upon the expiration of a default period,
(x) the right of the holders of Voting Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Voting Preferred Stock as a class shall terminate and (z) the number of Directors shall be such number as may be provided for in the Amended and Restated Articles of Incorporation or By-Laws irrespective of any increase made pursuant to the provisions of paragraph (C) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Amended and Restated Articles of Incorporation or By-Laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

                 (D) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

                 4.       Certain Restrictions.

                 (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

                          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

                          (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

                          (iii) redeem or purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series A Junior Participating Preferred Stock, or to all such holders and the holders of any such shares ranking on a parity therewith, upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                 (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

                 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

                 6. Liquidation, Dissolution or Winding Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) the Adjustment Number. Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall, subject to the prior rights of all other series of Preferred Stock, if any, ranking prior thereto, receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Series A Junior Participating Preferred Stock and Common Stock, on a per share basis, respectively.

                 (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, that rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

                 C. Neither the merger or consolidation of the Corporation into or with another corporation nor the consolidation, merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6, but the sale, lease or conveyance of all or substantially all the Corporation's assets shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

                 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination, share exchange or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

                 8.       Redemption.  (A)  The Corporation, at its option, may

redeem shares of the Series A Junior Participating Preferred Stock in whole at any time and in part from time to time, at a redemption price equal to the Adjustment Number times the current per share market price (as such term is hereinafter defined) of the Common Stock on the date of the mailing of the notice of redemption, together with unpaid accumulated dividends to the date of such redemption. The "current per share market price" on any date shall be deemed to be the average of the closing price per share of such Common Stock for the ten consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date; provided, however, that in the event that the current per share market price of the Common Stock is determined during a period following the announcement of (A) a dividend or distribution on the Common Stock other than a regular quarterly cash dividend or (B) any subdivision, combination or reclassification of such Common Stock and the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, shall not have occurred prior to the commencement of such ten Trading Day period, then, and in each such case, the current per share market price shall be properly adjusted to take into account ex-dividend trading. The closing price for each day shall be the last sales price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange but sales price information is reported for such security, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other self-regulatory organization or registered securities information processor (as such terms are used under the Securities Exchange Act of 1934, as amended) that then reports information concerning the Common Stock, or, if sales price information is not so reported, the average of the high bid and low asked prices in the over-the-counter market on such day, as reported by NASDAQ or such other entity, or, if on any such date the Common Stock is not quoted by any such entity, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Corporation. If on any such date no such market maker is making a market in the Common Stock, the fair value of the Common Stock on such date as determined in good faith by the Board of Directors of the Corporation shall be used. The term "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business, or, if the Common Stock is not listed or admitted to trading on any national securities exchange but is quoted by NASDAQ, a day on which NASDAQ reports trades, or, if the Common Stock is not so quoted, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the State of New York are not authorized or obligated by law or executive order to close.

                 (B) In the event that fewer than all the outstanding shares of the Series A Junior Participating Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method that may be determined by the Board of Directors in its sole discretion to be equitable.

                 (C) Notice of any such redemption shall be given by mailing to the holders of the shares of Series A Junior Participating Preferred Stock to be redeemed a notice of such redemption, first class postage prepaid, not later than the fifteenth day and not earlier than the sixtieth day before the date fixed for redemption, at their last address as the same shall appear upon the books of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the close of business on such redemption date. Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the shareholder received such notice, and failure duly to give such notice by mail, or any defect in such notice, to any holder of Series A Junior Participating Preferred Stock shall not affect the validity of the proceedings for the redemption of any other shares of Series A Junior Participating Preferred Stock that are to be redeemed. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price. If fewer than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                 (D) The shares of Series A Junior Participating Preferred Stock shall not be subject to the operation of any purchase, retirement or sinking fund.

                 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to such matters.

                 10. Amendment. At any time that any shares of Series A Junior Participating Preferred Stock are outstanding, the Amended and Restated Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

                 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

                 IN WITNESS WHEREOF, MESA Inc. has caused this Statement to be executed on its behalf by the undersigned officer this 6th day of July, 1995.


                                           MESA INC.



                                           By:  /s/ STEPHEN K. GARDNER
                                               --------------------------------
                                                    Stephen K. Gardner
                                                    Vice President and
                                                    Chief Financial Officer